UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEPHROS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nephros, Inc.
41 Grand Avenue
River Edge, New Jersey 07661

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 30, 2010

To The Stockholders of Nephros, Inc.:

The Annual Meeting of Stockholders of Nephros, Inc., a Delaware corporation, will be held at the Crown Plaza Hotel, 401 South van Brunt Street, Englewood, New Jersey, on Tuesday, November 30, 2010 at 10:00 a.m., Eastern Time, for the following purposes:

•	to elect one Director to serve for a three-year term expiring in 2013;
•	to amend our Fourth Amended and Restated Certificate of Incorporation to increase the authorized shares of our capital stock from 95,000,000 to 905,000,000 shares and the authorized shares of our common stock from 90,000,000 to 900,000,000 shares;
•	to approve the amendment to our 2004 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,696,976 shares to 39,814,340 shares;
•	to amend our Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock with a ratio of one share for every twenty shares of common stock and concurrently to decrease the authorized shares of our capital stock from 905,000,000 to 95,000,000 shares and the authorized shares of our common stock from 900,000,000 to 90,000,000 shares;
•	to ratify the selection of Rothstein Kass & Company, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
•	to act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the attached proxy statement. As described in the attached proxy statement, the matters to be voted on are critical to the completion of our previously announced planned rights offering.

The Board of Directors has fixed the close of business on October 15, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. We cordially invite you to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the meeting you may vote in person, even if you returned a proxy.

Our proxy statement and proxy are enclosed, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

IMPORTANT — YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, please execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Paul A. Mieyal
Acting Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 30, 2010: Copies of this proxy statement and our Annual Report on Form 10-K for the 2009 fiscal year are available at: www.nephros.com

Nephros, Inc.
41 Grand Avenue
River Edge, New Jersey 07661

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 30, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of Nephros, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held at the Crown Plaza Hotel, 401 South van Brunt Street, Englewood, New Jersey, on Tuesday, November 30, 2010 at 10:00 a.m., Eastern Time, and any adjournment thereof.

The mailing address of our principal executive offices is 41 Grand Avenue, River Edge, New Jersey 07661.

Stockholders Entitled to Vote

Only the holders of record of our common stock at the close of business on the record date, October 15, 2010, are entitled to notice of and to vote at the meeting. On the record date, 41,811,048 shares of our common stock were outstanding. Stockholders are entitled to one vote for each share of common stock held on the record date.

Mailing of Proxy Statement and Form of Proxy

This proxy statement and accompanying proxy card are being mailed to stockholders on or about October [•], 2010. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully. Our annual report on Form 10-K for fiscal 2009 is being mailed to stockholders together with this proxy statement.

Voting

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares in the manner you direct in the proxy at our Annual Meeting of Stockholders to be held at the Crown Plaza Hotel, 401 South van Brunt Street, Englewood, New Jersey, on Tuesday, November 30, 2010 at 10:00 a.m., Eastern Time, and any adjournment thereof.

You may vote for or withhold your vote from our director candidate. The election of the nominee for director requires a plurality of votes cast. Accordingly, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which brokers or nominees do not have discretionary power) will not affect the outcome of the election.

You may vote for or against or abstain from voting for the proposals to amend our 2004 Stock Incentive Plan and to ratify the appointment by the Audit Committee of our independent registered public accounting firm for the fiscal year ending December 31, 2010. The affirmative vote of a majority of the shares of common stock represented and voted at the annual meeting is required for approval of these matters. On these matters, abstentions will have the same effect as a negative vote. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of these matters.

You may vote for, or against or abstain from voting for the proposals to amend our Fourth Amended and Restated Certificate of Incorporation (Proposal No. 2) to increase our authorized shares and to effect the 1-for-20 reverse stock split and concurrently to decrease our authorized shares (Proposal No. 4). The affirmative vote of a majority of the outstanding shares of our common stock is required for approval of these matters. On these matters, abstentions and broker non-votes will have the same effect as a negative vote.

No broker may vote on the proposal to elect a director or on any charter amendment proposals without your specific instructions.

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked, as described below), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

(1)	FOR the election of the one Class III Director nominee identified herein;
(2)	FOR the approval of the amendment to our Fourth Amended and Restated Certificate of Incorporation to increase the authorized shares of our capital stock from 95,000,000 to 905,000,000 shares and the authorized shares of our common stock from 90,000,000 to 900,000,000 shares;
(3)	FOR the approval of the amendment to our 2004 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,696,976 shares to 39,814,340 shares;
(4)	FOR the approval of the amendment to our Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock with a ratio of one share for every twenty shares of common stock and concurrently to decrease the authorized shares of our capital stock from 905,000,000 to 95,000,000 shares and the authorized shares of our common stock from 900,000,000 to 90,000,000 shares;
(5)	FOR the ratification of the selection of Rothstein Kass & Company, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
(6)	in the discretion of the proxies, with respect to any other matters properly brought before the stockholders at the meeting.

Quorum

A majority of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum, whether present in person or by proxy. In accordance with Delaware law, broker non-votes, abstentions and votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Record and Beneficial Shareholdings

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may receive material from them asking how you want to vote those shares.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, we have hired Morrow & Co., LLC to assist us in soliciting proxies in connection with the annual meeting. We will pay Morrow’s fees, which we expect to be approximately $3,500, plus all expenses for such services.

Revoking a Proxy

You may revoke your proxy by sending in a new proxy card with a later date or by sending written notice of revocation to our corporate secretary (Gerald J. Kochanski) at our principal executive offices. If you attend the meeting, you may revoke in writing previously submitted proxies and vote in person.

Attending in Person

Only stockholders, their proxy holders and our guests may attend the meeting. If you want to vote in person at the annual meeting, and you hold your shares through a securities broker (that is, in street name), then you must obtain a proxy from your broker and bring that proxy to the meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTOR

At the annual meeting, one director will be elected to serve a three-year term that will expire at the close of our annual meeting to be held during 2013. The shares represented by the enclosed proxy will be voted to elect as a director the nominee named below, unless a vote is withheld for such nominee. If the nominee cannot or will not serve as a director (which events are not anticipated), then the shares represented by the enclosed proxy may be voted for another person as determined by the holder of the proxies.

Director Independence

Although our common stock is no longer listed on NYSE Alternext US LLC (formerly, the American Stock Exchange or “AMEX”) our Board of Directors complies with the AMEX listing standards for director independence and reviews all commercial and other relationships of each director in making its determination as to the independence of our directors. After such review, the Board has determined that each of Mr. Amron, Mr. Centella and Mr. Scibetta qualifies as independent under the requirements of the AMEX listing standards. Mr. Mieyal is not independent due to his position as our Acting Chief Executive Officer.

Director Classes

Our board of directors is divided into three classes, each class as nearly equal in number as practicable. Each year, one class is elected to serve for three years.

Board Nominee

The Board of Directors has nominated Lawrence J. Centella for re-election as a Class III director. Mr. Centella would serve a three-year term expiring at the close of our annual meeting to be held during 2013. Biographical information regarding Mr. Centella is set forth below:

Name	Age (as of 8/31/10)	Director Since	Business Experience For Last Five Years
Lawrence J. Centella	69	2001	Lawrence J. Centella has served as a director of our company since January 2001. Mr. Centella serves as president of Renal Patient Services, LLC, a company that owns and operates dialysis centers, and has served in such capacity since June 1998. From 1997 to 1998, Mr. Centella served as executive vice president and chief operating officer of Gambro Healthcare, Inc., an integrated dialysis company that manufactured dialysis equipment, supplied dialysis equipment and operated dialysis clinics. From 1993 to 1997, Mr. Centella served as president and chief executive officer of Gambro Healthcare Patient Services, Inc. (formerly REN Corporation). Prior to that, Mr. Centella served as president of COBE Renal Care, Inc., Gambro Hospal, Inc., LADA International, Inc. and Gambro, Inc. Mr. Centella is also the founder of LADA International, Inc. Mr. Centella received a B.S. from DePaul University. Among other experience, qualifications, attributes and skills, Mr. Centella’s extensive experience in managing companies engaged in the business of dialysis centers and equipment, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Vote Required

No minimum vote is required for the nominee to be elected. If any other nominee is put forward at the meeting, the nominee receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as a director. Stockholders do not have cumulative voting rights. Your vote may be cast for or withheld from the nominee.

Our Board of Directors has unanimously approved and recommends that stockholders vote “FOR”
the election of Mr. Centella as our Class III director (Item 1 of the enclosed proxy card).

PROPOSAL NO. 2 —

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION
TO INCREASE OUR AUTHORIZED SHARES

Our Board of Directors has unanimously determined that it is advisable to amend Article IV, Section 2 of our Certificate of Incorporation to increase the number of authorized shares of our capital stock from 95,000,000 shares to 905,000,000 shares and to increase the number of authorized shares of common stock from 90,000,000 shares to 900,000,000 shares.

Currently, our Certificate of Incorporation authorizes an aggregate of 95,000,000 shares of capital stock. These authorized shares consist of 90,000,000 shares of common stock and 5,000,000 shares of preferred stock. The preferred stock may be issued in such classes and series with such rights and privileges as our Board of Directors may determine. No shares of preferred stock are issued and outstanding. As of August 31, 2010, we had 41,811,048 shares of common stock issued and outstanding and 11,074,463 shares reserved for future issuance under outstanding warrants and options. This leaves only 37,114,489 shares of common stock available for future issuance for purposes other than awards under our 2004 Stock Incentive Plan.

As previously announced, we intend to undertake a rights offering to all of our stockholders to raise $3.5 million in new capital. Our stockholders would receive in the rights offering, at no cost, rights to purchase units, each consisting of one share of our common stock and five-year warrants to purchase 0.924532845 shares of our common stock. Each stockholder will receive rights to purchase 4.185496618 units for each share of our common stock owned on the record date for the rights offering. The subscription price per unit will be $0.02. Lambda Investors LLC (“Lambda Investors”), our largest stockholder, has agreed to surrender for cancellation a portion of its existing warrants containing anti-dilution provisions that will be triggered by the rights offering. The number of shares underlying such cancelled warrants would equal the total number of shares underlying the warrants to be issued in the rights offering. The term of the remaining Lambda Investors warrants will then be extended so that such warrants will expire at the same time as the warrants issued in the rights offering. We propose to undertake the rights offering because without an infusion of new capital, we do not believe our company can continue to operate beyond February 2011.

To effect the rights offering, however, we must increase the number of authorized shares of our common stock. If the proposed rights offering is fully subscribed, we will be issuing (i) 175,000,000 shares of our common stock and (ii) warrants to purchase an additional 161,793,248 shares of our common stock. In addition, upon completion of the rights offering, we will have outstanding (i) options to purchase 185,660 shares of our common stock under our 2000 Equity Incentive Plan and 707,622 shares of our common stock under our 2004 Stock Incentive Plan and (ii) previously issued warrants to purchase 175,987,497 shares of our common stock (assuming the rights offering is fully subscribed, after giving effect to the full-ratchet anti-dilution adjustment of certain of these warrants and the subsequent cancellation of warrants to purchase 161,793,248 shares of our common stock, both of which will occur upon completion of the rights offering). We do not currently have a sufficient number of authorized shares of common stock to (i) issue shares of common stock in the rights offering, (ii) reserve shares of common stock to issue upon exercise of the warrants to be issued in the rights offering, (iii) accommodate the increase (due to the full-ratchet anti-dilution adjustment) in the number of shares of common stock issuable upon exercise of certain of our warrants that were issued prior to and will remain outstanding following the completion of the rights offering, and (iv) leave sufficient number of shares reserved under our 2000 Equity Incentive Plan and 2004 Stock Incentive Plan to cover shares of common stock issuable upon exercise of our outstanding options under such plans and to provide for future grants under our 2004 Stock Incentive Plan. We will also have no authorized shares of common stock available for future issuances if our Board of Directors determines that such issuances are in our and our stockholders’ best interests. If the amendment to our Fourth Amended and Restated Certificate of Incorporation contemplated by this Proposal No. 2 is not approved by the stockholders, we will not be able to effect the rights offering and expect that we would be required to begin winding down our operations.

The rights offering will not begin until after the annual meeting. We have filed a registration statement with the Securities and Exchange Commission, or SEC, relating to the rights offering. We expect that the total purchase price of the units offered in the rights offering to be approximately $3.5 million, assuming full participation. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This proxy statement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

In addition, if the amendment to our Fourth Amended and Restated Certificate of Incorporation contemplated by this Proposal No. 2 is not approved by the stockholders, we will not effect either Proposal No. 3, the increase in the number of shares reserved under our 2004 Stock Incentive Plan, or Proposal No. 4, the reverse stock split and concurrent amendment to our Fourth Amended and Restated Certificate of Incorporation, as those actions will be necessary only in the event the rights offering is completed.

We also believe that an increase in the number of authorized shares of our common stock is prudent in order to assure that a sufficient number of shares of common stock is available for issuance in the future, without the delay or expense of holding a special stockholder meeting to further amend our certificate of incorporation, if our Board of Directors deems it to be in our and our stockholders’ best interests.

Our Board of Directors has determined that an additional 810,000,000 shares of common stock would be a sufficient amount to effect the rights offering and, thereafter, to provide a reasonable number of additional shares available for issuance should the Board find it appropriate. Immediately following this increase, if approved, we will have 41,811,048 shares of common stock issued and outstanding and 11,074,463 shares reserved for future issuance under existing warrants and options. As stated above, assuming all units offered in the proposed rights offering are subscribed for, we would issue approximately 175,000,000 shares of common stock and warrants to purchase 161,793,248 shares of common stock in the offering. After giving effect to the proposed rights offering, assuming all units offered are subscribed for, and after giving effect to the full-ratchet anti-dilution adjustment to certain existing warrants and the subsequent cancellation of a portion of these warrants, we would have 216,811,048 shares of common stock issued and outstanding, 337,780,745 shares reserved for issuance pursuant to outstanding warrants, 185,660 shares reserved for issuance pursuant to outstanding options under our 2000 Equity Incentive Plan, 707,622 shares reserved for issuance pursuant to outstanding options under our 2004 Stock Incentive Plan and 1,650,708 shares reserved for future grants under our 2004 Stock Incentive Plan. This would represent a total of 557,135,783 shares of common stock and would leave us 342,864,217 shares for future issuance. (Please see Proposal No. 4 regarding the effect of the reverse stock split contemplated by such proposal on the number of shares of common stock that would be outstanding after completion of the rights offering.)

The remaining authorized but unissued and unreserved shares of common stock will be available for issuance from time to time as our Board of Directors may deem necessary or advisable for various purposes, including, but not limited to, raising capital, establishing strategic relationships with other companies, acquiring businesses or assets and declaring stock dividends or effecting stock splits. Our Board will be able to authorize the issuance of shares for these purposes without the necessity, and related costs and delays, of either calling a special stockholders’ meeting or waiting for the next annual meeting of stockholders in order to increase the authorized shares of capital stock. Such issuances might require stockholder approval under other applicable rules, in which case we would present the matter to our stockholders for their approval. Assuming the proposed rights offering is successful and we raise $3.5 million in gross proceeds from the rights offering, we expect we would need additional capital in the first quarter of 2012 to continue our operations. Given that anticipated need for additional capital, we may issue a portion of the newly authorized shares of common stock at such time as the Board of Directors, in its sole discretion, deems it advisable. Other than the proposed rights offering, we currently have no commitments, arrangements, understandings or agreements, whether oral or written, regarding any issuance of any portion of the additional authorized shares of common stock.

The relative rights and limitations of the shares of common stock will remain unchanged if the amendment to our Fourth Amended and Restated Certificate of Incorporation contemplated by this Proposal No. 2 is approved. Our stockholders will not realize any dilution in their percentage of ownership of our company or their voting rights as a result of the increase in our authorized shares. However, the issuance of shares in the proposed rights offering will dilute a stockholder’s percentage of ownership, and to a significant degree to the extent a stockholder does not participate in the rights offering. In connection with the rights offering, full-ratchet anti-dilution protection provisions in certain previously issued warrants to purchase 7,519,246 shares of our common stock will cause those warrants to adjust and become exercisable for an aggregate of 337,108,164 shares (although warrants to purchase 161,793,248 of these shares will be cancelled upon completion of the rights offering, assuming it is fully subscribed). In addition, issuances of significant numbers of additional shares of common stock in the future may dilute stockholders’ percentage ownership of our company and if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’ shares.

The proposed increase in our authorized common stock, under certain circumstances, could have an anti-takeover effect, although this is not the intent of our Board of Directors. For example, it could be possible for our Board to delay or impede a takeover or change in control of our company by causing additional shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in our or our stockholders’ best interests. The increased authorized capital therefore could have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the increased common stock could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. Further, the increased authorized capital could have the effect of permitting our management, including our Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. Our Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of our company, and this proposal is not being presented with the intent that it be used as a type of anti-takeover device.

If Proposal No. 2 is approved, then Article IV, Section 2, of our Fourth Amended and Restated Certificate of Incorporation will be amended in its entirety to read as follows:

“Section 2 Capital Stock”. The total authorized capital stock of the Corporation shall be: 905,000,000 shares, consisting of:

(i) 900,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”);

(ii) 5,000,000 shares of preferred stock, $.001 par value per share (collectively, the “Undesignated Preferred Stock”). Subject to any limitations set forth elsewhere in this Certificate of Incorporation, the shares of Undesignated Preferred Stock may be issued from time to time in one or more series. Subject to any limitations set forth elsewhere in this Certificate of Incorporation, the Board of Directors is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of amendment to be signed, verified and delivered in accordance with the DGCL, to establish from time to time the number of shares to be included in such series, and to fix the powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon such Undesignated Preferred Stock. Such powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon such Undesignated Preferred Stock may include, but are not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Undesignated Preferred Stock, or any of them. In accordance with the authority hereby granted, the Board may increase or decrease the number of shares of any series of preferred stock, whether or not such preferred stock then constitutes Undesignated Preferred Stock, subsequent to the issuance of shares of that series; provided that any such increase shall be no greater than the total number of authorized shares of Undesignated Preferred Stock at such time, and no such decrease shall result in the number of authorized shares of such series being fewer than the number then outstanding. In case the number of shares of any series of preferred stock, other than Undesignated Preferred Stock, shall be so decreased, the shares constituting such decrease shall become Additional Undesignated Preferred Stock. Any shares of a series of preferred stock, which is designated pursuant to this clause (ii), that were issued but, thereafter, are no longer outstanding shall not resume the status of authorized and unissued shares of such series, but shall instead become authorized and unissued shares of Additional Undesignated Preferred Stock. Except as may otherwise be required by law or this Certificate of Incorporation, the terms of any series of Undesignated Preferred Stock may be amended without the consent of the holders of any other series of the Corporation’s preferred stock, or Common Stock.”

If the foregoing amendment to our Fourth Amended and Restated Certificate of Incorporation is approved by the stockholders, it will become effective once it is filed with the Secretary of State of Delaware. We intend to file the amendment immediately prior to the close of our planned rights offering.

Vote Required

Approval of the amendment to our Fourth Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against Proposal No. 2.

Our Board of Directors unanimously recommends that you vote “FOR” approval of the amendment to our Fourth Amended and Restated Certificate of Incorporation
to increase our authorized shares (Item 2 of the enclosed proxy card).

PROPOSAL NO. 3 —

APPROVAL OF THE AMENDMENT TO THE 2004 STOCK INCENTIVE PLAN

In July 2004, our Board of Directors adopted and our stockholders approved the Nephros, Inc. 2004 Stock Incentive Plan (the “2004 Plan”). Our stockholders approved amendments to increase the number of shares authorized for issuance under the 2004 Plan to 800,000 shares, in June 2005; to 1,300,000 shares, in May 2007; and to 2,696,976 shares, in June 2008. As of August 31, 2010, options to purchase 1,046,268 shares had been issued under the 2004 Plan, of which options for 338,646 shares had been exercised and options for 707,622 shares were outstanding. The outstanding options expire on various dates between November 11, 2014 and January 8, 2020, and vest upon a combination of immediate vesting or straight-line vesting of two or four years. At August 31, 2010, 1,650,708 shares remained available for future grants under the 2004 Plan.

We also have outstanding options to purchase an aggregate of 185,660 shares that were issued under our 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan was retired and no additional shares are available for issuance and no additional options may be granted under the 2000 Equity Incentive Plan.

The Board has approved an increase in the number of shares authorized for issuance under the 2004 Plan by 37,117,364 shares. If the amendment to the 2004 Plan contemplated by this Proposal No. 3 is approved at the meeting, there will be a total of 39,814,340 shares of common stock authorized for issuance under the 2004 Plan with a total of 38,768,072 shares available for issuance in the form of new grants, and the total shares reserved for the 2000 Equity Incentive Plan and the 2004 Stock Incentive Plan would total 40,000,000 shares.

The reasons we are proposing the increase are (i) to maintain an equity compensation pool representing a competitive percentage (6.7%) of the company’s equity structure and (ii) to accommodate the proposed one-for-twenty reverse stock split contemplated by Proposal No. 4. If the reverse stock split is approved, and Proposal No. 3 is not approved, the number of shares reserved under the 2004 Plan would be reduced to 134,849, and the number of shares available for future grant would be reduced to only 82,535 shares, which we believe would not be sufficient to incentivize our employees and directors and to attract promising new employees. If the reverse stock split is not approved, we will not amend the 2004 Plan even if the proposed increase in the shares available for issuance under the 2004 Plan is approved.

If the increase the number of shares available under the 2004 Plan contemplated by this Proposal No. 3 is approved and the reverse stock split contemplated by Proposal No. 4 also is approved, the shares authorized for issuance under the 2004 Plan after the reverse stock split would be 1,990,717 and the number of shares available for future grants would be 1,938,404. The total shares reserved for issuance under the 2000 Equity Incentive Plan and the 2004 Plan, after giving effect to the rights offering and the reverse stock split, would represent 6.7% of our company on a fully diluted basis, compared to 5.5% represented by the current number of shares authorized under the two plans.

The 2004 Plan, currently administered by our Compensation Committee, authorizes our Board of Directors or Compensation Committee to grant stock options and other equity awards to eligible employees, directors and consultants and is structured to allow our Board or Compensation Committee broad discretion in creating equity incentives. We believe that equity awards made under the 2004 Plan are an important incentive for our employees. Equity awards, including option grants, are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Our goal is to link employee compensation to corporate performance because we believe that this increases employee motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees. As stated above, effecting the proposed reverse stock split without also increasing the shares available under the 2004 Plan would leave only 82,535 shares of common stock available for issuance under the 2004 Plan, an amount of shares that our Board of Directors believes would be insufficient to accomplish the purposes of the 2004 Plan as described above.

The full text of the 2004 Plan, as proposed to be amended is included as Appendix A to this Proxy Statement. A summary description of the 2004 Plan is found under “Other Information – 2004 Stock Incentive Plan.”

For the reasons stated above, the Board believes it is in the company’s best interests to approve the amendment to increase the number of shares reserved for issuance under the 2004 Plan.

Vote Required

Approval of the amendment to the 2004 Plan requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented at the meeting. Abstentions will have the same effect as votes against Proposal No. 5. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter.

The Board of Directors unanimously recommends that you vote “For” approval of the amendment to the 2004 Stock Incentive Plan (Item 3 of the enclosed proxy card).

PROPOSAL NO. 4 —

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT AND DECREASE OUR AUTHORIZED SHARES

Our Board of Directors has unanimously determined that it is advisable and in the best interests of our company and our stockholders to effect a reverse stock split of our outstanding shares of common stock. The Board has proposed that the reverse stock split will be effected at a ratio of one share of common stock for every twenty shares of common stock. Pursuant to the reverse stock split the number of outstanding shares of common stock would be reduced proportionately by the reverse split ratio. As part of the reverse stock split, our Board of Directors also has unanimously determined that it is advisable and in the best interests of our company and our stockholders to amend Article IV, Section 2 of our Fourth Amended and Restated Certificate of Incorporation, as amended, in order to effect a one-for-twenty reverse stock split of our outstanding shares of common stock and concurrently to decrease the authorized shares of our capital stock from 905,000,000 to 95,000,000 shares and the authorized shares of common stock from 900,000,000 to 90,000,000 shares. These authorized amounts assume that the amendment set forth in Proposal No. 2 has been approved and effected.

Pursuant to the reverse stock split, every 20 shares of common stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of common stock. However, as permitted under Delaware law, shares of common stock that would be converted into less than one share in the reverse stock split will instead be converted into the right to receive a cash payment as described below. Pursuant to the reverse stock split, the number of outstanding shares of common stock would be reduced proportionately by the reverse split ratio.

Since our Board of Directors plans to effect the amendment to increase our authorized capital stock described in Proposal No. 2 prior to the closing of the rights offering, and will only effect this amendment following the rights offering, we have assumed the approval and effectuation of Proposal No. 2 in this discussion of Proposal No. 4, except where otherwise noted. This Proposal No. 4 would in effect return the authorized numbers of shares of our capital stock and common stock to the numbers of shares that were authorized under our Fourth Amended and Restated Certificate of Incorporation prior to the approval and effectuation of Proposal No. 2.

Reasons for the Reverse Stock Split and Decrease in Authorized Shares

The Board believes that the reverse stock split and decrease in our authorized shares are in the best interests of the company and our stockholders for the following reasons:

•	Increased Share Price. A reverse stock split may increase the trading price of shares of our common stock, making them more attractive investments generally and to institutional investors in particular.
•	Reduced Shareholder Transaction Costs. Because investors typically pay commissions based on the number of shares traded when they buy or sell shares of our common stock, such investors would pay lower commissions for trading a given dollar amount of our common stock if the reverse stock split is completed.
•	Increased Earnings Per Share. To the extent that we have positive net income in future periods, a decrease in the number of shares of our common stock issued and outstanding would have the result of increasing our nominal earnings per share, which could help our visibility in the marketplace and increase the level of confidence in our common stock.
•	Relative Increase in Number of Shares Authorized for Issuance. Currently, less than 55% of our authorized shares of common stock are available for issuance. If our stockholders approve and the Board implements the reverse stock split and decrease in authorized shares contemplated by this Proposal No. 4, the relative reduction in the number of our issued and outstanding shares of common stock will exceed the reduction in the number of shares of our common stock that are authorized for issuance. Accordingly, relatively more shares of our common stock will be available for future issuance for a variety of corporate purposes, including capital-raising and potential acquisitions. The Board believes this will provide the Company with additional strategic and operational flexibility in the future.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Risk Factors Associated with the Reverse Stock Split

If you own fewer than 20 shares of our common stock, you will not receive any shares in the reverse stock but will receive only cash for your shares.

No fractional shares will be issued as a result of the reverse stock split. As a result, if you own less than 20 shares, you will instead receive cash in the amount equal to the number of shares you own multiplied by the closing price of our common stock on the effective date of the reverse stock split. On September 30, 2010, the closing price of our common stock as reported on the OTC Bulletin Board was $0.28. Based on that price, if you own 19 shares, for example, you would receive $5.32 in cash in the reverse stock split. Our stock price might be less than that price on the effective date of the reverse stock split and, as a result, you might receive a lesser amount of cash for a fractional share.

The reduction in the number of shares outstanding might have an adverse impact on some stockholders who would own “odd-lots” of shares following the reverse stock split, might be construed as having an anti-takeover effect and might adversely affect the liquidity of our common stock.

If implemented, the reverse stock split might result in some stockholders owning “odd-lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots might be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. The reduction in the number of shares outstanding would also result in an effective increase in the number of authorized but unissued shares of common stock, which might be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or Bylaws. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of a Reverse Stock Split

Common Stock

After the effective date of the reverse stock split, each stockholder will own fewer shares of our common stock. However, the reverse stock split will generally affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split results in any of our stockholders receiving cash in lieu of fractional shares as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 1% of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of our common stock after the reverse stock split, subject to adjustment as a result of payment of cash in lieu of issuing fractional shares. Further, the number of stockholders of record will not be affected by a reverse stock split, except to the extent that any stockholder holds only a fractional share interest as a result of the stock split and receives cash for such interest after the reverse stock split, as discussed below.

The decrease in the number of authorized shares of our common stock included in the proposed amendment to our Fourth Amended and Restated Certificate of Incorporation that effects the reverse stock split is in a different ratio than the reverse stock split itself. Therefore, because the number of issued and outstanding shares of common stock would decrease by a factor of 20, while the number of authorized shares of common stock will only decrease by a factor of 10, the number of shares remaining available for issuance under our authorized pool of common stock would increase significantly. These authorized but unissued shares of common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our common stock for such purposes.

The reverse stock split may result in some stockholders owning “odd-lots” of fewer than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

This Proposal No. 4 has been prompted by the business considerations discussed in the preceding paragraphs. Nevertheless, the increased portion of our authorized shares of our common stock that would be available for future issuance following the amendment set forth in this Proposal No. 4 could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder action our Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Our Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control, and our Board of Directors did not adopt the proposal or recommend its approval to thwart any such efforts.

The following table demonstrates the number of shares of common stock that would be issued and outstanding, reserved for issuance under outstanding options and warrants and available for future issuance under the 2004 Plan, under each of the following scenarios: (1) currently; (2) immediately following the effectiveness of the amendment to our Fourth Restated Certificate of Incorporation contemplated by Proposal No. 2 and the amendment to the 2004 Plan contemplated by Proposal No. 3; (3) thereafter, upon closing of the proposed rights offering (assuming it is fully subscribed); and (4) thereafter, upon the effective date of the reverse stock split of our common stock.

	Common Stock Issued and Outstanding(1)	Common Stock Reserved for Issuance(2)		Common Stock Available for Future Issuance(1)
Currently	41,811,048	11,074,463		37,114,489
After the proposed increase in authorized shares and the amendment to the 2004 Plan	41,811,048	48,191,827	(3)	809,997,125	(3)
After the rights offering(4)	216,811,048	377,780,745	(3)	305,408,207	(3)
After the proposed 1-for-20 reverse stock split and decrease in authorized shares	10,840,552	18,889,037	(3)	60,270,411

(1)	Does not give effect to any changes resulting from the payment of cash in lieu of issuing fractional shares pursuant to the reverse stock split.
(2)	Represents the total number of shares of common stock reserved for issuance pursuant to our existing stock option plans and outstanding warrants, as of August 31, 2010.
(3)	All figures are pro forma after giving effect to the amendment to the 2004 Plan contemplated by Proposal No. 3, which will be effective upon consummation of the increase in authorized shares contemplated by Proposal No. 2, provided both proposals are approved by our stockholders.
(4)	Assumes that the rights offering is fully subscribed and closes and that none of the warrants issued in the rights offering have been exercised. Also gives effect to the proposed surrender of existing warrants to purchase 161,793,248 shares of common stock held by Lambda Investors in connection with the rights offering (assuming the rights offering is fully subscribed) and the full-ratchet anti-dilution provisions contained in certain remaining existing warrants.

Effect of the Reverse Stock Split on Voting Rights

Proportionate voting rights and other rights of the holders of our common stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 1% of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of our common stock after the reverse stock split, subject to adjustment as a result of the payment of cash in lieu of fractional shares. Although the reverse stock split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in our company, subject to the treatment of fractional shares, the number of authorized shares of our common stock would not be reduced and would increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that, after giving effect to the split, any stockholder holds only a fractional share interest and receives cash for that interest after the reverse stock split.

Effect of the Reverse Stock Split on Options and Warrants

The reverse stock split would reduce the number of shares of our common stock available for issuance under our 2004 Stock Incentive Plan in proportion to the exchange ratio of the reverse stock split. See the discussion under Proposal No. 3 for details on the shares available for issuance under the Plan. If Proposal No. 3 is approved, then we will amend the 2004 Stock Incentive Plan as described in that proposal.

We have outstanding stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded up to the next whole share and no cash payment will be made in respect of such rounding.

Effective Date

The reverse stock split would become effective as of 5:00 p.m. Eastern Time on the date of filing of the amendment to our Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. We intend to file the amendment immediately after the completion of our planned rights offering.

Payment for Fractional Shares

No fractional shares of common stock would be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who would otherwise receive a fractional share of common stock as a result of the reverse stock split, instead will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date of the reverse stock split as reported on the OTC Bulletin Board by (ii) the number of shares of our common stock held by a holder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check in accordance with the exchange procedures outlined under “Exchange of Stock Certificates” below. As noted above, stockholders holding fewer than 20 shares prior to the reverse stock split will be eliminated as a result of the payment of cash fractional shares in lieu of any fractional share interest in connection with the reverse stock split. Payment will be made in the amount equal to the fractional interest multiplied by a price equal to the average closing sale price of shares of common stock for the 10 trading days immediately prior to the date the reverse stock split becomes effective, or, if no such sale takes place on such days, the average of the closing bid and ask prices for such days as reported on the OTC Bulletin Board. On September 30, 2010, the closing price of our common stock as reported on the OTC Bulletin Board was $0.28.

Exchange of Stock Certificates

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate representing shares of our common stock will receive from our transfer agent for the reverse stock split instructions for the surrender of the certificate to the transfer agent. The instructions will include a form of transmittal letter to be completed and returned to the transfer agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of our common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent will deliver to the person in whose name the certificate had been issued certificates registered in the name of that person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of the shares that were borne by the surrendered certificates representing the shares of common stock. Until surrendered as contemplated herein, each certificate which immediately prior to the reverse stock split represented any shares of common stock shall continue to be valid and shall be deemed at and after the reverse stock split to represent the number of full shares of common stock issuable as a result of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate which prior to approval of the reverse stock split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it will be a condition of the issuance that (i) the person requesting the issuance will pay to us any transfer taxes payable by reason thereof (or prior to transfer of the certificate, if any) or establish to our satisfaction that the taxes have been paid or are not payable, (ii) the transfer will comply with all applicable federal and state securities laws, and (iii) the surrendered certificate will be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value per share of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split, and does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split. The summary assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as “capital assets” as defined in the Internal Revenue Code of 1986, as amended, referred to as the Code, which generally means property held for investment. It does not address stockholders subject to special rules, such as non-U.S. stockholders, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect the mark-to-market method of accounting, mutual funds, S corporations, partnerships or other pass-through entities, U.S. persons with a functional currency other than the U.S. dollar, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, integration, constructive sale or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change, possibly with retroactive effect. It does not address tax considerations under state, local, non-U.S, and non-income tax laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

The reverse stock split is intended to constitute reorganization within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore, excluding any portion of the stockholder’s basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

Except for any stockholder deemed to be a material enough owner to be part of a control group with respect to our stock, a holder of the pre-reverse stock split shares who receives cash in lieu of a fractional share interest in the post-reverse stock split shares generally will be treated as if the fractional share were issued and then immediately redeemed for cash. Such holder will recognize gain or loss equal to the difference between the cash received and the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest. This gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if the pre-reverse stock split shares had a holding period of more than one year, and short-term capital gain or loss if the shares had a holding period of one year or less, as of the effective date of the reverse stock split.

In the case of any material stockholder deemed to be a part of a control group, it is uncertain whether the foregoing treatment of fractional share proceeds as redemption would apply, especially if the stockholder’s relative proportionate ownership in our company is greater after the reverse split than beforehand. Such a stockholder should consult its own tax advisors regarding whether proceeds from any fractional shares would be taxable as a redemption as above or as a corporate distribution from us pursuant to Sections 301 or 356 of the Code.

Information reporting and backup withholding at a current rate of 28% may apply to any cash payments to a non-corporate stockholder in lieu of a fractional share interest in the post-reverse stock split shares, unless a correct taxpayer identification number is furnished and such stockholder certifies that the stockholder (i) is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal or (ii) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

We should not recognize any gain or loss as a result of the reverse stock split.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHODLER. ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM, HER OR IT OF A REVERSE STOCK SPLIT.

Effect of the Decrease in Authorized Shares on Outstanding Shares of Common Stock

The relative rights and limitations of the shares of our common stock will remain unchanged as a result of the decrease in our authorized shares.

Text of Proposed Amendment to Certificate of Incorporation to Effect the Reverse Stock Split and Decrease Our Authorized Shares

If Proposal No. 4 is approved, then Article IV, Section 2 of our Fourth Amended and Restated Certificate of Incorporation will be amended in its entirety to read as follows:

“Section 2 Capital Stock. The total authorized capital stock of the Corporation shall be: 95,000,000 shares, consisting of:

(i) 90,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”);

(ii) 5,000,000 shares of preferred stock, $.001 par value per share (collectively, the “Undesignated Preferred Stock”). Subject to any limitations set forth elsewhere in this Certificate of Incorporation, the shares of Undesignated Preferred Stock may be issued from time to time in one or more series. Subject to any limitations set forth elsewhere in this Certificate of Incorporation, the Board of Directors is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of amendment to be signed, verified and delivered in accordance with the DGCL, to establish from time to time the number of shares to be included in such series, and to fix the powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon such Undesignated Preferred Stock. Such powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon such Undesignated Preferred Stock may include, but are not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Undesignated Preferred Stock, or any of them. In accordance with the authority hereby granted, the Board may increase or decrease the number of shares of any series of preferred stock, whether or not such preferred stock then constitutes Undesignated Preferred Stock, subsequent to the issuance of shares of that series; provided that any such increase shall be no greater than the total number of authorized shares of Undesignated Preferred Stock at such time, and no such decrease shall result in the number of authorized shares of such series being fewer than the number then outstanding. In case the number of shares of any series of preferred stock, other than Undesignated Preferred Stock, shall be so decreased, the shares constituting such decrease shall become Additional Undesignated Preferred Stock. Any shares of a series of preferred stock, which is designated pursuant to this clause (ii), that were issued but, thereafter, are no longer outstanding shall not resume the status of authorized and unissued shares of such series, but shall instead become authorized and unissued shares of Additional Undesignated Preferred Stock. Except as may otherwise be required by law or this Certificate of Incorporation, the terms of any series of Undesignated Preferred Stock may be amended without the consent of the holders of any other series of the Corporation’s preferred stock, or Common Stock.

Each twenty (20) of the issued and outstanding shares of Common Stock as of the time the certificate containing this amendment becomes effective (the ``Split Effective Time”), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall cause its transfer agent to disburse to such holders a cash payment in an amount equal to the product obtained by multiplying (i) a price equal to the average closing sales price of the Corporation’s Common Stock for the ten (10) trading days immediately prior to the Split Effective Time, or if no such sale takes place on such days, the average of the closing bid and ask prices for such days, as reported on the OTC Bulletin Board, by (ii) the number of shares of the Corporation’s Common Stock held by a holder that otherwise would have been exchanged for a fractional share interest, as determined by the Corporation’s Board of Directors. Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ``Old Certificate”) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ``New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are combined and converted. From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates as aforesaid and, to the extent the Corporation so elects, cash pursuant to the provisions hereof.”

Effective Date

If the amendment to our Fourth Amended and Restated Certificate of Incorporation set forth in this Proposal No. 4 is approved by the stockholders, then it will become effective once it is filed with the Secretary of State of Delaware. We intend to file the amendment immediately after the close of our planned rights offering.

Required Vote; Recommendation of the Board of Directors

Approval of the reverse stock split requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against Proposal No. 4.

Our Board of Directors unanimously recommends that you vote “For” approval of the amendment to our Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split and decrease our authorized shares (Item 4 on the enclosed proxy card).

PROPOSAL NO. 5 —

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Rothstein Kass & Company, P.C., to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board of Directors has ratified this selection and recommends that the stockholders ratify this selection. If the selection of Rothstein Kass & Company, P.C. is not ratified by the stockholders, the Audit Committee will reconsider, but might not change, its selection.

Rothstein Kass & Company, P.C. has audited our consolidated accounts since July 2007, and has advised us that it does not have, and has not had, any direct or indirect financial interest in our company in any capacity other than that of serving as independent registered public accounting firm. Representatives of Rothstein Kass & Company, P.C. are expected to attend the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting on this proposal at the meeting shall constitute ratification of the appointment of Rothstein Kass & Company, P.C. Abstentions will have the same effect as votes against Proposal No. 5. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter.

Our Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the selection of Rothstein Kass & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Item 5 on the enclosed proxy card).

OTHER INFORMATION

Principal Stockholders

The following table sets forth certain information regarding the ownership of shares of our common stock as of August 31, 2010 by (1) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (2) each director of our company, (3) each of our current named executive officers, as listed in the Summary Compensation Table below, and (4) all directors and executive officers of our company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of class(1)
Lambda Investors LLC(2)	21,572,432	43.9%
Stagg Capital Group LLC(3)	3,749,558	8.9%
Arthur H. Amron(4)	21,677	*
Lawrence J. Centella(5)	41,667	*
Gerald J. Kochanski(6)	131,250	*
Paul A. Mieyal(7)	21,667	*
James S. Scibetta(8)	40,834	*
All executive officers and directors as a group(5) - (8) (five persons)	257,085	*

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Applicable percentage ownership is based on 41,811,048 shares of common stock outstanding as of August 31, 2010, together with applicable options and warrants for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options and warrants exercisable on or within 60 days after August 31, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but not for computing the percentage ownership of any other person. Does not give effect to (i) the issuance of common stock and warrants in the rights offering, (ii) full-ratchet anti-dilution adjustment provisions in certain existing warrants, (iii) cancellation of certain existing warrants upon closing of the rights offering and (iv) the reverse stock split contemplated by Proposal No. 4.
(2)	Based in part on information provided in Schedule 13D/A filed on February 12, 2010. The shares beneficially owned by Lambda Investors LLC may be deemed beneficially owned by Wexford Capital LP, which is the managing member of Lambda Investors, by Charles E. Davidson in his capacity as chairman and managing member of Wexford Capital LP and by Joseph M. Jacobs in his capacity as president and managing member of Wexford Capital LP. The address of each of Lambda Investors, Wexford Capital LP, Mr. Davidson and Mr. Jacobs is c/o Wexford Capital LP, 411 West Putnam Avenue, Greenwich, CT 06830. Each of Wexford Capital LP, Mr. Davidson and Mr. Jacobs disclaims beneficial ownership of the shares of our common stock owned by Lambda Investors except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests in each member of Lambda Investors. Includes 7,190,811 shares issuable on or prior to November 14, 2012 upon exercise of warrants held by Lambda Investors having an exercise price of $0.90 per share. These warrants contain a “full-ratchet” anti-dilution provision which provides that if we issue common stock or securities convertible into our common stock at a per share price less than the warrant’s current exercise price of $0.90 then (i) the exercise price of the warrant will be reduced to the per share price of such newly issued shares and (ii) the number of shares covered by the warrant will be increased to an amount derived by multiplying the number of shares covered by the warrant by (x) the per share exercise price in effect before the completion of the issuance of the new shares divided by (y) the new exercise price (which will be the per share price of the newly issued shares). Lambda Investors is controlled by Wexford Capital LP. Arthur H. Amron, one of our directors, is a partner and General Counsel of Wexford Capital LP. Paul A. Mieyal, our Acting Chief Executive Officer and one of our directors, is a Vice President of Wexford Capital LP.
(3)	Based in part on information provided in Schedule 13D/A filed with the SEC on August 21, 2008. Stagg Capital Group, LLC (“Stagg Capital”) serves as the investment advisor to an investment fund that holds the shares and Scott A. Stagg is the managing member of Stagg Capital. By reason of such relationships, Stagg Capital and Mr. Stagg may be deemed to be indirect beneficial owners of the shares.

(4)	Mr. Amron’s address is c/o Wexford Capital LP, 411 West Putnam Avenue, Greenwich, CT 06830. The shares identified as being beneficially owned by Mr. Amron consist of 21,667 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 13,333 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of August 31, 2010.
(5)	Mr. Centella’s address is the company address. The shares identified as being beneficially owned by Mr. Centella include 41,667 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 13,333 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of August 31, 2010.
(6)	Mr. Kochanski’s address is the company address. The shares identified as being beneficially owned by Mr. Kochanski consist of 131,250 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 219,320 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of August 31, 2010.
(7)	Mr. Mieyal’s address is c/o Wexford Capital LP, 411 West Putnam Avenue, Greenwich, CT 06830. The shares identified as being beneficially owned by Mr. Mieyal consist of 21,667 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 13,333 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of August 31, 2010.
(8)	Mr. Scibetta’s address is the company address. The shares identified as being beneficially owned by Mr. Scibetta consist of 40,834 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 21,666 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of August, 2010.

Other Directors

In addition to Mr. Centella, who has been nominated for re-election to our board and about whom information is provided in Proposal 1, our other directors whose terms do not expire at the annual meeting are listed below.

Class I Directors – Term Expiring 2011

Name	Age (as of 8/31/10)	Director Since	Business Experience For Last Five Years
Arthur H. Amron	53	2007	Arthur H. Amron has served as a director of our company since September 2007. Mr. Amron is a partner of Wexford Capital LP and serves as its General Counsel. Mr. Amron also actively participates in various private equity transactions, particularly in the bankruptcy and restructuring areas, and has served on the boards and creditors’ committees of a number of public and private companies in which Wexford has held investments. From 1991 to 1994, Mr. Amron was an Associate at Schulte Roth & Zabel LLP, specializing in corporate and bankruptcy law, and from 1984 to 1991, Mr. Amron was an Associate at Debevoise & Plimpton LLP specializing in corporate litigation and bankruptcy law. Mr. Amron holds a JD from Harvard University, a BA in political theory from Colgate University and is a member of the New York Bar. Among other experience, qualifications, attributes and skills, Mr. Amron’s legal training and experience in the capital markets, as well as his experience serving on boards of directors of other public companies, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Name	Age (as of 8/31/10)	Director Since	Business Experience For Last Five Years
James S. Scibetta	45	2007	James S. Scibetta has served as a director of our company since November 2007 and as Chairman of our Board since September 2008. Since August 2008, Mr. Scibetta has been the Chief Financial Officer of Pacira Pharmaceuticals, Inc. Prior to that, Mr. Scibetta was Chief Financial Officer of Bioenvision, Inc. from December 2006 until its acquisition by Genzyme, Inc. in October 2007. From September 2001 to November 2006, Mr. Scibetta was Executive Vice President and CFO of Merrimack Pharmaceuticals, Inc., and he was a member of the Board of Directors of Merrimack from April 1998 to March 2004. Mr. Scibetta formerly served as a senior investment banker at Shattuck Hammond Partners, LLC and PaineWebber Inc., providing capital acquisition, mergers and acquisitions, and strategic advisory services to healthcare companies. Mr. Scibetta holds a B.S. in Physics from Wake Forest University, and an M.B.A. in Finance from the University of Michigan. He completed executive education studies in the Harvard Business School Leadership & Strategy in Pharmaceuticals and Biotechnology program. Among other experience, qualifications, attributes and skills, Mr. Scibetta’s extensive management experience in the pharmaceutical industry, as well as his investment banking experience, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Class II Directors – Term Expiring 2012

Name	Age (as of 8/31/10)	Director Since	Business Experience For Last Five Years
Paul A. Mieyal	40	2007	Paul A. Mieyal has served as a director of our company since September 2007. Dr. Mieyal has been a Vice President of Wexford Capital LP since October 2006. From January 2000 through September 2006, he was Vice President in charge of healthcare investments for Wechsler & Co., Inc., a private investment firm and registered broker-dealer. Dr. Mieyal is also a director of Nile Therapeutics, Inc. and OncoVista Innovative Therapies, Inc., which are both publicly traded companies. Dr. Mieyal received his Ph.D. in pharmacology from New York Medical College, a B.A. in chemistry and psychology from Case Western Reserve University, and is a Chartered Financial Analyst. Since April 6, 2010, Mr. Mieyal has served as our Acting Chief Executive Officer. Among other experience, qualifications, attributes and skills, Dr. Mieyal’s pharmacology and chemistry education, his experience in investment banking in the healthcare industry, as well as his experience serving on board of directors of another public company, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Director Compensation

In fiscal 2009, our directors received a $10,000 annual retainer, $1,200 per meeting for each quarterly Board meeting attended and reimbursement for expenses incurred in connection with serving on our Board of Directors. The Chairman of the Board receives an annual retainer of $20,000 and $1,500 per meeting for each quarterly Board meeting attended. The chairperson of our Audit Committee is paid a $5,000 annual retainer and $500 per meeting for meetings of the Audit Committee, with a maximum of eight meetings per year.

We grant each non-employee director who first joins our Board, immediately upon such director’s joining our Board, options to purchase 20,000 shares of our common stock in respect of such first year of service at an exercise price per share equal to the fair market value price per share of our common stock on the date of grant. We also grant annually to each non-employee director options to purchase 10,000 shares of our common stock (12,500 shares to the Chairman of the Board, effective in 2009) at an exercise price per share equal to the fair market value price per share of our common stock on the grant date, although inadvertently we did not grant these options in 2008 and 2009, and subsequently granted them in January 2010 with an exercise price of $0.95 per share. These non-employee director options vest in three equal installments on each of the date of grant and the first and second anniversaries thereof. Our executive officers do not receive additional compensation for service as directors if any of them so serve.

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2009.

Non-Employee Director Compensation in Fiscal 2009

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total($)
Arthur H, Amron	$14,800	$—	$14,800
Lawrence J. Centella	$14,800	—	$14,800
Paul A. Mieyal	$14,800	$—	$14,800
Eric A. Rose, M.D.(3)	$7,400	—	$7,400
James S. Scibetta	$32,700	$26,275	$58,975

(1)	The amount reported is the aggregate grant date fair value of the options granted, computed in accordance with FASB ASC Topic 718.
(2)	Unless otherwise indicated below, option awards included in this table vest in three equal installments on each of the date of grant and the first and second anniversaries thereof.
(3)	Eric A. Rose, M.D., resigned as a director effective June 22, 2009.

Board of Director Meetings

The business of our company is under the general oversight of the Board of Directors as provided by the laws of Delaware and our bylaws. During the fiscal year ended December 31, 2009, the Board of Directors held three meetings and took action by unanimous written consent in lieu of a meeting five times. Each person who was a director during 2009 attended at least 75% of the Board of Directors meetings and the meetings of the committees on which he served.

Each of our directors is encouraged to be present at annual meetings of our stockholders absent exigent circumstances that prevents his attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, we will arrange for the director’s participation by means where the director can hear, and be heard by, those present at the meeting. In 2009, two of our then six directors attended the annual meeting.

Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees are each governed by a specific charter, each of which is available on our website at www.nephros.com, and all members of these committees except for Dr.

Mieyal are independent directors (Dr. Mieyal is no longer deemed independent because he is serving as the company’s Acting Chief Executive Officer; however, Dr. Mieyal is not an employee of the company).

Audit Committee.  The Audit Committee is composed of James S. Scibetta (Chairman) and Lawrence J. Centella, neither of whom are our employees and each of whom has been determined by the Board of Directors to be “independent” under AMEX listing standards. The purpose of the Audit Committee is to represent the Board and assist the Board in monitoring (i) accounting, auditing, and financial reporting processes, (ii) the integrity of our financial statements, (iii) our internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations, and (iv) the appointment of and evaluating the qualifications and independence of our independent registered public accounting firm. The Audit Committee held four meetings in 2009.

The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the AMEX. The Board also determined that Mr. Scibetta qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee.  The Compensation Committee is composed of directors Lawrence J. Centella (Chairman) and Paul A. Mieyal. Neither gentleman is our employee; however, Dr. Mieyal has served as Acting Chief Executive Officer since April 6, 2010. The purpose of the Compensation Committee is (i) to assist the Board in discharging its responsibilities with respect to compensation of our executive officers and directors, (ii) to evaluate the performance of our executive officers, (iii) to assist the Board in developing succession plans for executive officers, and (iv) to administer our stock and incentive compensation plans and recommend changes in such plans to the Board as needed. The Compensation Committee establishes the compensation of senior executives on an annual basis. The Compensation Committee held one meeting in 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is composed of James Scibetta. We have yet to fill the vacancy created by the resignation of Dr. Eric A. Rose on June 22, 2009. The purpose of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing corporate procedures and policies. Given our capital position, the Nominating and Corporate Governance Committee did not meet in 2009 and will not actively look for director candidates until after completion of the proposed rights offering.

The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that might occur between annual meetings of the stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for prospective Board membership. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers any qualified candidate for an open board position timely submitted by our stockholders in accordance with our established procedures.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the Committee, including: personal qualities and characteristics, accomplishments, and reputation in the business community; financial, regulatory, and business experience; current knowledge and contacts in the industry in which we do business; ability and willingness to commit adequate time to Board and committee matters; fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to our needs; independence; and any other factors the Board deems relevant, including diversity of viewpoints, background, experience, and other demographics. In addition, prior to nominating an existing director for re-election to the Board, the committee will consider and review an existing director’s board and committee attendance and performance; length of Board service; experience, skills, and contributions that the existing director brings to the Board; and independence.

To identify nominees, the Committee will rely on personal contacts as well as its knowledge of persons in our industry. We have not previously used an independent search firm to identify nominees.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Stockholder recommendations should be submitted to us under the procedures discussed in “Procedures For Security Holder Submission of Nominating Recommendations” which is available on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Written notice of any nomination must be timely delivered to Nephros, Inc., 41 Grand Avenue, River Edge, New Jersey 07661, Attention: Nominating and Corporate Governance Committee, c/o Chief Financial Officer.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating non-incumbent candidates for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including members of the Board, our management or a professional search firm. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Committee deems appropriate, including the use of third parties to review candidates.

Stockholder Communication with the Board

Stockholders may communicate with the Board of Directors, members of particular committees or to individual directors, by sending a letter to such persons in care of our Chief Financial Officer at our principal executive offices. The Chief Financial Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Chief Financial Officer will submit the correspondence to the Chairman of the Board or to any committee or specific director to whom the correspondence is directed. Procedures for sending communications to the Board of Directors can be found on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Please note that all such communications must be accompanied by a statement of the type and amount of our securities that the person holds; any special interest, meaning an interest that is not derived from the proponent’s capacity as a stockholder, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

Code of Ethics

During the fiscal year ended December 31, 2004, we adopted a Code of Ethics and Business Conduct, amended and restated on April 2, 2007, for our employees, officers and directors that complies with SEC regulations. The Code of Ethics is available free of charge on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. We intend to timely disclose any amendments to, or waivers from, our code of ethics and business conduct that are required to be publicly disclosed pursuant to rules of the SEC by filing such amendment or waiver with the SEC.

Executive Officers

The following table sets forth certain information concerning our non-director executive officer as of December 31, 2009:

Name	Age (as of 8/31/10)	Position with Nephros and Business Experience for Last Five Years
Gerald J. Kochanski	57	Gerald J. Kochanski has served as our Chief Financial Officer since April 2008. Prior to joining us, Mr. Kochanski served as the Financial Services Director of Lordi Consulting LLC, a national consulting firm, from February 2007 through February 2008. From October 2004 until December 2006, Mr. Kochanski was the Chief Financial Officer of American Water Enterprises, Inc., a business unit of a privately owned company in the water and wastewater treatment industry. From November 1998 through September 2004, Mr. Kochanski was the Chief Financial Officer of Scanvec Amiable Ltd., a publicly traded provider of software to the sign making, digital printing and engraving industries. Mr. Kochanski is a Certified Public Accountant and received his B.S. in Accounting and his M.B.A. in Finance from La Salle University.

COMPENSATION MATTERS

Summary Compensation Table

The following table sets forth all compensation we paid in the fiscal years ended December 31, 2009 and 2008 to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total

Norman J. Barta(4)	2009	—	—	—	—	—
President and Chief Executive Officer	2008	$373,846	$18,000	$—	$37,212	$429,058

Ernest A. Elgin III(5)	2009	$240,000	—	$160,048	$23,876	$423,924
President and Chief Executive Officer	2008	$70,000	$35,000	$210,000	$7,073	$322,073

Mark W. Lerner(6)	2009	—	—	—	—	—
Chief Financial Officer	2008	$113,750	—	—	$1,105	$114,855

Gerald J. Kochanski(7)	2009	$190,550	—	$48,614	$32,059	$271,223
Chief Financial Officer	2008	$138,750	$18,000	$143,747	$19,553	$320,050

(1)	The amounts in this column reflect decisions approved by our Compensation Committee and are based on an analysis of the executive’s contribution to Nephros during fiscal 2008 and 2009.
(2)	The amount reported is the aggregate grant date fair value of the options granted, computed in accordance with FASB ASC Topic 718.
(3)	See table below for details on Other Compensation.
(4)	Mr. Barta resigned as President and Chief Executive Officer and as a member of our Board of Directors on September 15, 2008.
(5)	Mr. Elgin became our President and Chief Executed Officer on September 15, 2008 and resigned on March 30, 2010. 2010.
(6)	Mr. Lerner resigned on April 28, 2008.
(7)	Mr. Kochanski became our Chief Financial Officer as of April 1, 2008.

Other Compensation

Name	Year	Matching 401K Plan Contribution	Health Insurance Paid by Company	Life Insurance Paid by the Company	Fees Paid As Non- Management Directors	Company Paid Transportation Expense	Total Other Compensation
Norman J. Barta	2009	—	—	—	—	—	—
	2008	$8,050	$18,682	$8,434	—	$2,046	$37,212

Ernest A. Elgin III	2009	—	$23,208	$668	—	—	$23,876
	2008	—	$6,620	$44	—	$409	$7,073

Mark W. Lerner	2009	—	—	—	—	—	—
	2008	—	—	$82	—	$1,023	$1,105

Gerald J. Kochanski	2009	$4,846	$16,407	$806	—	$10,000	$32,059
	2008	$5,242	$14,011	$300	—	—	$19,553

Option Holdings and Fiscal Year-End Option Values

The following table shows information concerning unexercised options outstanding as of December 31, 2009 for each of our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ernest A. Elgin IIII	187,500	562,500	$0.37	9/15/18
Ernest A. Elgin IIII	—	75,000	$0.13	1/6/19
Ernest A. Elgin IIII	—	250,000	$0.77	12/31/19
Gerald J. Kochanski	62,500	187,500	$0.75	4/1/18
Gerald J. Kochanski	—	25,000	$0.13	1/6/19
Gerald J. Kochanski	—	75,570	$0.77	12/31/19

Employment and Change in Control Agreements

We have used employment agreements as a means to attract and retain executive officers. These are more fully discussed below. We believe that these agreements provide our executive officers with the assurance that their employment is a long-term arrangement and provide us with the assurance that the officers’ services will be available to us for the foreseeable future.

Agreement with Mr. Ernest A. Elgin, III

We entered into an employment agreement with Mr. Elgin, dated as of September 15, 2008, having a term of three years. Mr. Elgin resigned on March 30, 2010. As part of his resignation, Mr. Elgin and we mutually agreed to terminate his employment agreement effective March 30, 2010. In connection with Mr. Elgin’s resignation, we entered into a separation, release and consulting agreement with him, pursuant to which we paid Mr. Elgin his final base salary through April 16, paid his applicable COBRA premiums through April 30, 2010 and, during any time that his COBRA coverage is in effect in 2010, will reimburse him for out-of-pocket payments made in 2010 under his healthcare coverage up to $5,000, which is the deductible under the healthcare coverage. Mr. Elgin agreed to be available to consult with us for up to 15 hours a week until May 31, 2010, for which we paid Mr. Elgin at the rate of 50% of his final base salary from April 16 to

May 31, 2010. We had the right to extend the consulting period for an additional four months, which we did. As a result of such extension, Mr. Elgin remains available to consult with us for up to 7.5 hours a week from June 1, 2010 through September 30, 2010 (unless earlier terminated by us upon 30 days notice), during which we pay Mr. Elgin 25% of his final base salary.

Agreement with Mr. Gerald J. Kochanski

Mr. Kochanski began serving as our chief financial officer on April 28, 2008, pursuant to an employment agreement dated as of April 1, 2008, which provides for a term expiring March 31, 2011. Mr. Kochanski’s initial annual base salary was $185,000. For the first year of Mr. Kochanski’s employment, we paid him a non-accountable commuting allowance of $10,000. In addition, we agreed to pay up to $10,000 of Mr. Kochanski’s moving costs. Mr. Kochanski may be awarded a bonus based on performance. Pursuant to the employment agreement, we granted Mr. Kochanski an option to purchase 250,000 shares of our common stock under our 2004 Equity Incentive Plan at an exercise price of $0.75 per share. The option vests in four equal annual installments of 62,500 shares on each of March 31, 2009, March 31, 2010, March 31, 2011 and March 31, 2012 provided that he remains employed by us at such time, and provided further that such options shall become exercisable in full immediately upon the occurrence of a change in control (as defined in our 2004 Stock Incentive Plan).

Mr. Kochanski’s employment agreement provides that upon termination by us for Cause or Disability (as such terms are defined in the agreement) or by Mr. Kochanski for any reason other than his exercise of the Change of Control Termination Option (as defined in the agreement), then we shall pay him only his accrued but unpaid base salary and bonuses for services rendered through the date of termination, his unvested options shall immediately be cancelled and forfeited and his vested options shall remain exercisable for 90 days after such termination. If Mr. Kochanski’s employment is terminated by his death or by his voluntary resignation or retirement other than upon his exercise of the Change of Control Termination Option, then we shall pay him his accrued but unpaid base salary for services rendered through the date of termination and any bonuses due and payable through such date of termination and those that become due and payable within 90 days after such date. If we terminate Mr. Kochanski’s employment for any other reason, then, provided he continues to abide by certain confidentiality and non-compete provisions of his agreement and executes a release, he shall be entitled to: (1) any accrued but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary, in the amount as of the date of termination, for a period of either three months or, if he has been employed under the agreement for at least one year, six months subsequent to the termination date or until the end of the remaining term of the agreement if sooner.

Upon any sale of all or substantially all of our business or assets, whether direct or indirect, by purchase, merger, consolidation or otherwise, Mr. Kochanski shall have a period of time in which to discuss, negotiate and confer with any successor entity regarding the terms and conditions of his continued employment. If Mr. Kochanski, acting reasonably, is unable to timely reach an agreement through good faith negotiations with such successor, then he may elect to terminate his employment with us and receive the payments and bonuses described above with respect to such a termination. This is the same Change in Control Termination Option found in the Elgin employment agreement.

The agreement defines “Cause” as (1) conviction of any crime (whether or not involving us) constituting a felony in the jurisdiction involved; (2) engaging in any act which, in each case, subjects, or if generally known would subject, us to public ridicule or embarrassment; (3) gross neglect or misconduct in the performance of the employee’s duties under the agreement; or (4) material breach of any provision of the agreement by the employee; provided, however, that with respect to clauses (3) or (4), the employee must have received written notice from us setting forth the alleged act or failure to act constituting “cause”, and the employee shall not have cured such act or refusal to act within 10 business days of his actual receipt of notice.

The agreement defines “Disability” as our determination that, because of the employee’s incapacity due to physical or mental illness, the employee has failed to perform his duties under the agreement on a full time basis for either (1) 120 days within any 365-day period, or (2) 90 consecutive days.

Change in Control Payments

If the change in control payments called for in the agreement for Mr. Kochanski had been triggered on December 31, 2009, we would have been obligated to make the following payments:

Name	Cash Payment Per Month (# of months paid)	Number of Options that Would Vest (Market Value)(1)
Gerald Kochanski	$95,275 (6 mos.)	288,070 ($28,392)

(1)	The market value equals the difference between $0.80, the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the Over-the-Counter Bulletin Board on December 31, 2009 and the exercise prices for the underlying stock options.

2004 Stock Incentive Plan

The description of the 2004 Plan set forth below is qualified in its entirety by reference to the full text of the 2004 Plan, a copy of which is included as Exhibit A to this Proxy Statement.

Administration and Duration

The 2004 Plan is administered by our Compensation Committee. Each member of the Compensation Committee must be a “non-employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Nevertheless, if the Compensation Committee is not so composed it will not invalidate any award. The Compensation Committee currently consists of Mr. Centella (Chairman), who has been determined by the Board of Directors to be independent under the AMEX listing standards, and Mr. Mieyal, who has been serving as our Acting Chief Executive Officer since April 6, 2010. The Board of Directors also may act in place of the Compensation Committee to administer our 2004 Plan, and, during such period that the Compensation Committee is not composed solely of two or more “non-employee Directors” who are also “outside directors,” the Board has done and plans to continue to do so. All references to the Compensation Committee in this description of the 2004 Plan includes the Board of Directors acting in place of the Compensation Committee. The Compensation Committee has the authority to interpret the 2004 Plan, to establish and revise rules and regulations relating to the 2004 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2004 Plan.

Limit on Awards under the 2004 Plan

Currently 2,696,976 shares of our common stock are authorized for issuance under the 2004 Plan, which will increase by 37,117,364 shares if Proposal No. 3 is approved, for a total of 39,814,340 shares of common stock reserved for issuance under the 2004 Plan. No individual may be granted awards with respect to more than 485,000 shares in any calendar year. The shares to be delivered under the 2004 Plan will be made available from authorized but unissued shares, from treasury shares, or from shares purchased in the open market or otherwise. Shares that are subject to awards under the 2004 Plan but are not actually issued (for example because the award lapsed or was cancelled), shares acquired on option exercise that are returned to us as payment of the exercise price of an option and shares of unvested restricted stock that are forfeited, will be available for further awards and options.

Eligibility for Awards

Any employees of, and consultant to, us and any of our non-employee directors that are designated by the Compensation Committee as a “key person” will be eligible to participate in the 2004 Plan. As of August 31, 2010, we had approximately thirteen such employees, consultants or non-employee directors that our Compensation Committee could determine are eligible to participate in the 2004 Plan. Designation as a key person reflects a determination that the individual can contribute to our growth and profitability or otherwise is entitled to an award in connection with the individual’s extraordinary performance, promotion, retention, or recruitment. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares subject to such awards. The Compensation Committee may delegate to one or more officers the authority to designate the employees eligible to receive awards (other than the key officers) and the size of each such award. An individual who receives an award under the 2004 Plan is referred to as a “Participant.”

Change in Control

The 2004 Plan provides that if there is a change in control, unless the agreement granting an award provides otherwise, all awards under the 2004 Plan will become vested and exercisable as of the effective date of the change in control. As defined in the 2004 Plan, a change in control means the occurrence of any of the following events: (i) any “person,” including a “group,” as such terms are defined in sections 13(d) and 14(d) of the Exchange Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of more than 50% of the outstanding shares of our common stock; (ii) our complete liquidation; (iii) the sale of all or substantially all of our assets; or (iv) a majority of the members of our Board of Directors are elected to the Board without having previously been nominated and approved by a majority of the members of the Board incumbent on the day immediately preceding such election.

Stock Options

Options granted under the 2004 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price of an incentive stock option may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, with the consent of the Compensation Committee, in shares of our common stock or by means of a brokered cashless exercise.

The Compensation Committee determines the terms of each stock option grant at the time of grant. Unless the option agreement granting an option specifies otherwise, options to employees will be exercisable as to one-quarter of the shares on each of the first four anniversaries of the option grant and will remain exercisable until the tenth anniversary of the date of the grant. In no event can an incentive stock option be exercised after the tenth anniversary of the date of grant.

Stock Appreciation Rights

A stock appreciation right, or SAR, entitles the Participant to receive - in cash or shares of stock, at the Compensation Committee’s discretion - the excess of the fair market value of a share of stock on the date of exercise over the fair market value on the date of grant. A SAR may, but need not, relate to an option. The Compensation Committee determines the terms of each SAR at the time of the grant.

Restricted Stock

The Compensation Committee, in its discretion, may grant awards of restricted stock. A share of restricted stock is a share of our common stock that may not be transferred before it is vested and may be subject to such other conditions as the Compensation Committee sets forth in the agreement evidencing the award. In addition, if the Participant terminates employment, he or she will forfeit any unvested shares. The grant or vesting of a restricted stock award may be made contingent on achievement of performance goals established by the Compensation Committee.

Amendment or Termination

The Board of Directors may amend, alter or terminate the 2004 Plan without stockholder approval, except that stockholder approval is required for amendments to the 2004 Plan to the extent necessary under applicable stock exchange rules, or to ensure that options can continue to qualify as incentive stock options or that awards will be exempt from the Code section 162(m) deduction limitation. Consequently, the Board of Directors may not, without stockholder approval, increase the total number of shares reserved for issuance under the 2004 Plan or make any other material changes to the 2004 Plan. In addition, no amendment, alteration or termination by the Board of Directors may adversely affect the rights of a holder of a stock incentive award without the holder’s consent. Unless terminated earlier, no new awards may be granted under the 2004 Plan after the tenth anniversary of the date it was adopted by the Board. However, outstanding awards made before the tenth anniversary will continue in accordance with their terms.

Federal Income Tax Consequences

The following discussion outlines generally the current federal income tax consequences of the 2004 Plan. Applicable tax laws and their interpretations are subject to change at any time and application of such laws may vary in individual circumstances.

Incentive Stock Options

A Participant who is granted an incentive stock option does not recognize taxable income upon the grant or exercise of the option. However, the difference between the fair market value of our common stock on the date of exercise and the option exercise price is a tax preference item that may subject the Participant to alternative minimum tax. A Participant generally will receive long-term capital gain or loss treatment on the disposition of shares acquired upon exercise of the option, provided that the disposition occurs more than two years from the date the option is granted, and the Participant holds the stock acquired for more than one year. A Participant who disposes of shares acquired by exercise prior to the expiration of the forgoing holding periods realizes ordinary income upon the disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise and the disposition price. Any appreciation between the fair market value of the shares on the date of exercise and the disposition price is taxed to the Participant as long or short-term capital gain, depending on the length of the holding period. To the extent the Participant recognizes ordinary income, we receive a corresponding tax compensation deduction.

Nonqualified Stock Options

A Participant will not recognize income upon the grant of a nonqualified option. Upon exercise, the Participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the price paid for the stock. We are entitled to a tax compensation deduction equal to the ordinary income recognized by the Participant. Any taxable income recognized by a Participant in connection with an option exercise is subject to income and employment tax withholding. When the Participant disposes of shares acquired by the exercise of a nonqualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain. Dispositions made after one year from the exercise date will be treated as long-term capital gain. Dispositions made less than one year from the exercise date will be treated as short-term capital gain.

Stock Appreciation Rights

A Participant will not recognize income upon the grant of a SAR. Upon exercise, the Participant will recognize ordinary income equal to the cash or fair market value of the shares of common stock received from the exercise, which will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the ordinary income recognized by the Participant.

Restricted Stock

Generally, a Participant will not recognize income upon the grant of restricted stock. When the shares of restricted stock vest, the Participant will recognize ordinary income equal to the fair market value of the stock and also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Participant. A Participant who receives a restricted stock award may elect to accelerate his or her tax obligation by submitting a Code Section 83(b) election within 30 days after the grant date, pursuant to which the Participant will be taxed on the fair market value of the restricted stock as of the grant date, and we will receive a tax compensation deduction as of the grant date equal to the ordinary income recognized by the Participant. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. If, after making the Section 83(b) election, the shares are forfeited, the Participant will not be entitled to a loss deduction.

Code Section 162(m)

Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly paid executive officers of a publicly traded corporation. To the extent that payment or exercise of an award would not be deductible to us as a result of Section 162(m), the 2004 Plan permits the Compensation Committee to defer that payment or exercise until the Participant no longer is subject to Section 162(m).

Compensation Committee Interlocks and Insider Participation

Lawrence J. Centella and Paul Mieyal served as members of our Compensation Committee during all of 2009. Neither of these individuals was at any time during 2009 or at any other time (until April 6, 2010, when Mr. Mieyal became our Acting Chief Executive Officer) an officer or employee of our company. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Certain Transactions and Related Transactions

On October 1, 2010, Lambda Investors loaned us $500,000 pursuant to a secured promissory note. The note bears interest at the rate of 12% per annum and matures on April 1, 2011. Lambda Investors also agreed to exercise its basic subscription privilege in full, which will entitle Lambda Investors to purchase 60,194,226 Units at the subscription price of $0.02 per Unit in the rights offering, so long as certain conditions are met. One of these conditions is that stockholders not affiliated with Lambda Investors subscribe for at least 50% of the Units offered in the rights offering. Following the closing of the rights offering, Lambda Investors has agreed to surrender for cancellation a portion of its existing warrants containing anti-dilution provisions that will be triggered by the rights offering. The number of shares underlying such cancelled warrants would equal the total number of shares underlying the warrants to be issued in the rights offering. The term of the remaining Lambda Investors warrants will be extended so that the warrants will expire at the same time as the warrants issued in the rights offering, which will have a five-year term. We are obligated to use proceeds from the rights offering to repay the $500,000 principal due under the note, plus pay all accrued interest thereon, as well as an 8% sourcing/transaction fee ($40,000) in respect of the note and an aggregate of $100,000 in Lambda Investors’ legal fees and other expenses related to the loan and the rights offering. The fees and expenses will be paid upon the closing of the rights offering or, in the case of fees and expenses relating to the note, upon the maturity of the note, if earlier. Lambda Investors is our largest stockholder and as of August 31, 2010 beneficially owned approximately 43.9% of our outstanding common stock, including warrants to purchase an aggregate of 7,190,811 shares of our common stock. Lambda Investors is controlled by Wexford Capital LP. Arthur H. Amron, one of our directors, is a partner and General Counsel of Wexford Capital LP. Paul A. Mieyal, our Acting Chief Executive Officer and one of our directors, is a Vice President of Wexford Capital LP.

In connection with the rights offering, we have agreed to enter into a registration rights agreement with Lambda Investors pursuant to which we will file a registration statement on Form S-1 (or other appropriate form if we are not then eligible to use Form S-3) covering the resale by Lambda Investors of the common stock and warrants issued to Lambda Investors in the rights offering, the existing Lambda Investors’ warrants that will remain outstanding following the closing of the rights offering and shares of common stock issuable to Lambda Investors upon the exercise of such remaining warrants and warrants issued in the rights offering. Under this registration rights agreement, we will pay all of the expenses, including reasonable legal fees, of Lambda Investors in connection with such registration statement and resale of shares by Lambda Investors under such registration statement, which may be in an underwritten public offering. We will be obligated to use our reasonable best efforts to keep such registration statement continuously effective until such time as all the securities registered on such registration statement have been sold or are eligible for sale without restriction under the applicable securities laws.

Dr. Eric A. Rose was a director until his resignation in June 2009. During his service, Dr. Rose was on leave from his position as the Chairman of Columbia University’s Department of Surgery. Until November 30, 2008, we licensed the right to use approximately 2,788 square feet of office space from the Trustees of Columbia University. The term of the lease agreement was for one year through September 30, 2008 at a monthly cost of $13,359.55. Pursuant to this agreement, we could access the internet through the Columbia University Network at a monthly fee of $328.50. The lease terminated on November 30, 2008, and we do not currently have any other material relationship with Columbia University.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our consolidated audited financial statements for fiscal 2009 with management. The Audit Committee has discussed with Rothstein Kass & Company, P.C., our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from Rothstein Kass & Company, P.C. required by the Public Company Accounting Oversight Board regarding communications with the Audit Committee regarding independence, and has discussed with Rothstein Kass & Company, P.C. its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements be included in our Annual Report on Form 10-K for fiscal 2009.

Submitted by:	The Audit Committee
James S. Scibetta, Chairperson Lawrence J. Centella

This Audit Committee Report shall not be deemed to be filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Summary of Auditor Fees and Pre-Approval Policy

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by our registered independent public accounting firm. During fiscal 2009 and 2008, all services by Rothstein Kass & Company, P.C. were pre-approved by the Audit Committee in accordance with this policy.

Audit Fees

Fees billed for audit services by Rothstein Kass & Company, P.C. totaled approximately $121,000 and $145,000 for the fiscal years ended December 31, 2009 and 2008, respectively. Such fees include fees associated with the annual audit.

Audit-Related Fees

During the fiscal year ended December 31, 2009, we were billed approximately $13,000 by Rothstein Kass & Company, P.C.for audit-related services in connection with the annual audit and for the reviews of our Form S-1 filings.

During the fiscal year ended December 31, 2008, we were billed approximately $5,200 by Rothstein Kass & Company, P.C.for audit-related services in connection with the annual audit and for the reviews of our Form S-3 filing.

Our Audit Committee has considered whether, and determined that, the provision of the non-audit services rendered to us during 2009 and 2008 was compatible with maintaining the independence of Rothstein Kass & Company, P.C.

Tax Fees

There were no tax services provided by Rothstein Kass & Company, P.C. for the fiscal years ended December 31, 2009 and 2008.

All Other Fees

We did not engage Rothstein Kass & Company, P.C. to provide any information technology services or any other services during the fiscal years ended December 31, 2009 and 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by us, or written representations from reporting persons, we believe that during fiscal 2009, all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements except as follows: Gerald Kochanski, whose Form 4 to report the grant of options to purchase 25,000 shares of stock was due on January 8, 2009 and was filed on January 9, 2009; Eric A. Rose, MD, whose Form 4 to report his sale of 45,000 shares of stock was due on June 12, 2009 and was filed on June 16, 2009 and his sale of 50,151 shares of stock was due on June 15, 2009 and was filed on June 16, 2009; and James S. Scibetta, whose Form 4 to report the grant of options to purchase 20,000 shares of stock was due on August 19, 20009 and was filed on August 20, 2009.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

We anticipate holding our 2011 annual meeting in October 2011. Stockholders having proposals that they desire to present at next year’s annual meeting of our stockholders should, if they desire that such proposals be included in our proxy statement relating to such meeting, submit such proposals in time to be received by us not later June 1, 2011. Proposals should be mailed to the attention of our Corporate Secretary, at our principal executive offices, 41 Grand Avenue, River Edge, New Jersey 07661. To be properly submitted, the proposal must be received at our principal executive offices no later than May 27, 2011. In order to avoid controversy, stockholders should submit any proposals by means, including electronic means, which permit them to prove the date of delivery. Also, to be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act and we direct your close attention to that rule.

In addition, Rule 14a-4 of the Exchange Act governs the use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in our proxy statement. With respect to our next annual meeting of stockholders, if we are not provided notice of a stockholder proposal prior to August 11, 2011, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

If the Board changes the date of next year’s annual meeting by more than 30 days, then the Board will, in a timely manner, inform the stockholders of such a change and the effect of such a change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q, or if that is impracticable, then by any means reasonably calculated to inform the stockholders.

OTHER MATTERS

The Board of Directors does not know of any other business matters that are to be presented for action at the annual meeting. If any other matters come before the meeting, the persons named in the enclosed proxy have the discretionary authority to vote all proxies received with regard to those matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Dated October [•], 2010

Exhibit A

2004 STOCK INCENTIVE PLAN

NEPHROS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Nephros, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October [•], 2010, and hereby appoints Paul A. Mieyal, and Gerald J. Kochanski each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of Nephros, Inc., to be held on November 30, 2010 at 10:00 a.m., Eastern Time, at the Crown Plaza Hotel, 401 South Van Brunt Street, Englewood, New Jersey and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominee.

	FOR	WITHHOLD
01 — Lawrence J. Centella	☐	☐
2.	The Board of Directors recommends a vote FOR the proposal to amend our Fourth Amended and Restated Certificate of Incorporation to increase the authorized shares of our capital stock from 95,000,000 to 905,000,000 shares and the authorized shares of our common stock from 90,000,000 to 900,000,000 shares.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

3.	The Board of Directors recommends a vote FOR the proposal to amend our 2004 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,696,976 shares to 39,814,340 shares.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

4.	The Board of Directors recommends a vote FOR the proposal to amend our Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock with a ratio of one share for every twenty shares of common stock and concurrently to decrease the authorized shares of our capital stock from 905,000,000 to 95,000,000 shares and the authorized shares of our common stock from 900,000,000 to 90,000,000 shares.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

5.	The Board of Directors recommends a vote FOR the proposal to ratify the selection of Rothstein Kass & Company, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon any other matters that properly come before the meeting and at any adjournment(s) thereof.

I plan to attend the meeting in person: ______.

I do not plan to attend the meeting in person: _______.

Authorized signatures – Sign here – This section must be completed for your instructions to be executed.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEE IN THE ELECTION OF DIRECTORS, (2) FOR THE APPROVAL OF THE AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF OUR CAPITAL STOCK FROM 95,000,000 TO 905,000,000 SHARES AND THE AUTHORIZED SHARES OF OUR COMMON STOCK FROM 90,000,000 TO 900,000,000 SHARES, (3) FOR THE APPROVAL OF THE AMENDMENT TO OUR 2004 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER FROM 2,696,976 SHARES TO 39,814,340 SHARES, (4) FOR THE APPROVAL OF THE AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK WITH A RATIO OF ONE SHARE FOR EVERY 20 SHARES OF COMMON STOCK AND CONCURRENTLY TO DECREASE THE AUTHORIZED SHARES OF OUR CAPITAL STOCK FROM 905,000,000 TO 95,000,000 SHARES AND THE AUTHORIZED SHARES OF OUR COMMON STOCK FROM 900,000,000 TO 90,000,000 SHARES, (5) FOR THE RATIFICATION OF THE SELECTION OF ROTHSTEIN KASS & COMPANY, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010, AND (6) IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

Such attorney or substitute (if present and acting at said meeting or any adjournment(s) thereof) shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Dated: , 2010

Signature:

Signature:

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

MARK THIS BOX WITH AN X IF YOU HAVE MADE CHANGES TO YOUR NAME OR ADDRESS DETAILS ABOVE ☐